Exhibit 4(vii)

FIXED SEGMENT ENDORSEMENT

This endorsement is part of Your contract. All definitions, provisions, and exceptions of the contract apply to this endorsement unless specifically changed by this endorsement. The endorsement effective date is the same as the Contract Date unless a different endorsement effective date is shown on the Data Page. In the event of a conflict between any provision in this endorsement and the contract, the provisions of this endorsement will control.

ENDORSEMENT BENEFIT

This endorsement establishes one or more Fixed Segment Options for Your contract, subject to the terms and conditions of this endorsement. Amounts allocated to the Fixed Segment Options earn interest at the interest rate set on the Segment Start Date. The interest rate is set by Us at Our sole discretion but will never be less than the Guaranteed Minimum Interest Rate shown on the Data Page. The available Fixed Segment Options on the Contract Date are shown on the Data Page.

DEFINITIONS

FIXED SEGMENT OPTION is an interest earning account to which Your Accumulated Value may be allocated on a Segment Start Date.

FIXED SEGMENT VALUE at any time is equal to the Accumulated Value allocated to it, plus any amounts transferred in from another Segment Option, plus interest credited, less any amount deducted, transferred and/or surrendered from it.

GUARANTEED MINIMUM INTEREST RATE is the minimum interest rate the Fixed Segment Options will earn during each Segment Term and is shown on the Data Page.

CREDITING OF INTEREST

The interest rate will never be less than the Guaranteed Minimum Interest Rate shown on the Data Page. The Guaranteed Minimum Interest Rate will not change for the life of Your contract.

Interest rates are determined by Us at Our sole discretion. Interest will be credited on a daily basis.

At the end of the initial Segment Term and at the end of each subsequent Segment Term in which You are invested in a Fixed Segment Option, We will declare a new interest rate. For each new Segment Term, the interest rate is guaranteed until the Segment End Date. Each new Segment Term the interest rate may be more or less than Your previous interest rate.

The Surrender Value of the Fixed Segment Options will at no time be less than the minimum required by the NAIC Standard Nonforfeiture Law for Individuals Annuities, model #805.

Principal Life Insurance Company

{ Des Moines, Iowa 50392-0001 }

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